SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                 Schedule 13G/A
                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),(c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934*

				(Amendment No. 2)

                      	      Cheniere Energy, Inc.
                                (Name of Issuer)

				  Common Stock
                         (Title of Class of Securities)

                                   16411R208
                                 (CUSIP Number)

                                December 31, 2016
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                   PAGE 2 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Investors LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 3 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Performance LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 4 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Equities LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 5 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Equities II LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 6 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          VGE III Portfolio Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          CO
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 7 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Long Fund GP LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 8 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Long Fund Master Ltd.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          CO
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 9 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Opportunities GP LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 10 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Opportunities Portfolio GP LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 11 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Opportunities Liquid Portfolio Sub-Master LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 12 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          O. Andreas Halvorsen
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Norway
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 13 of 21

CUSIP No. 16411R208
_____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David C. Ott
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 14 of 21

CUSIP No. 16411R208
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Daniel S. Sundheim
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 15 of 21

CUSIP No. 16411R208

ITEM 1(a).  NAME OF ISSUER:
            Cheniere Energy, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            700 Milam Street, Suite 1900
	    Houston, Texas  77002

ITEM 2(a).  NAME OF PERSON FILING:
	    Viking Global Investors LP ("VGI"),
	    Viking Global Performance LLC ("VGP"),
	    Viking Global Equities LP ("VGE"),
	    Viking Global Equities II LP ("VGEII"),
	    VGE III Portfolio Ltd. ("VGEIII"),
            Viking Long Fund GP LLC ("VLFGP"),
	    Viking Long Fund Master Ltd. ("VLFM"),
	    Viking Global Opportunities GP LLC ("Opportunities GP"), Viking Global Opportunities Portfolio GP LLC
	    ("Opportunities Portfolio GP"),
	    Viking Global Opportunities Liquid Portfolio Sub-Master LP ("Opportunities Fund"),
	    O. Andreas Halvorsen, David C. Ott and
	    Daniel S. Sundheim (collectively, the "Reporting Persons")

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

ITEM 2(c).  CITIZENSHIP:
            VGI, VGE and VGEII are Delaware limited partnerships;
            VGEIII and VLFM are Cayman Islands exempted companies;
            VGP, VLFGP, Opportunities GP and Opportunities Portfolio GP are Delaware limited liability companies; and Opportunities Fund is a Cayman Islands exempted limited partnership.
	    O. Andreas Halvorsen is a citizen of Norway.
            David C. Ott and Daniel S. Sundheim are citizens of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  16411R208

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

Schedule 13G/A                                                   PAGE 16 of 21

CUSIP No. 16411R208

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G)

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

          (j) [ ] A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J)

	  (k) [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.   OWNERSHIP.

     A.  VGI
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

                  VGI provides managerial services to VGE, VGEII, VGEIII, VLFM and Opportunities Fund. VGI has the authority to dispose of and vote the shares of Common Stock.

	          Based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"), VGI may be deemed to beneficially own the shares of Common Stock directly held by VGE, VGEII, VGEIII, VLFM and Opportunities Fund. VGI does not directly own any shares of Common Stock.

Schedule 13G/A                                                    PAGE 17 of 21

CUSIP No. 16411R208

     B.  VGP
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

		  VGP, as the general partner of VGE and VGEII, has the authority to dispose of and vote the shares of Common Stock directly owned by VGE and VGEII. VGP serves as investment manager to VGEIII and has the authority to dispose of and vote the shares of Common Stock directly owned by VGEIII. VGP does not directly own any shares of Common Stock.

	          Based on Rule 13d-3 of the Act, VGP may be deemed to beneficially own the shares of Common Stock directly held by VGE, VGEII and VGEIII.

     C.  VLFGP
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

                  VLFGP serves as the investment manager of VLFM and has the authority to dispose of and vote the shares of Common Stock directly owned by VLFM. VLFGP does not directly own any shares of Common Stock.

                  Based on Rule 13d-3 of the Act, VLFGP may be deemed to beneficially own the shares of Common Stock directly held by VLFM.

     D.  Opportunities GP
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

                  Opportunities GP serves as the sole member of Opportunities Portfolio GP and has the authority to dispose of and vote the shares of Common Stock controlled by Opportunities Portfolio GP, which consists of the shares of Common Stock directly held by Opportunities Fund. Opportunities GP does not directly own any shares of Common Stock.

                  Based on Rule 13d-3 of the Act, Opportunities GP may be deemed to beneficially own the shares of Common Stock controlled by Opportunities Portfolio GP, which consists of the shares of Common Stock directly held by Opportunities Fund.

     E.  Opportunities Portfolio GP
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

                  Opportunities Portfolio GP serves as the general partner of Opportunities Fund and has the authority to dispose of and vote the shares of Common Stock directly owned by Opportunities Fund. Opportunities Portfolio GP does not directly own any shares of Common Stock.

		  Based on Rule 13d-3 of the Act, Opportunities Portfolio GP may be deemed to beneficially own the shares of Common Stock directly held by Opportunities Fund.

Schedule 13G/A                                                     PAGE 18 of 21

CUSIP No. 16411R208

      F.  VGE
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

                   VGE has the authority to dispose of and vote the shares of Common Stock directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, an affiliate of VGP, which provides managerial services to VGE.

      G.  VGEII
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

                   VGEII has the authority to dispose of and vote the shares of Common Stock directly owned by it, which power may be exercised by its general partner, VGP, and by VGI, an affiliate of VGP, which provides managerial services to VGEII.

      H.  VGEIII
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

                   VGEIII has the authority to dispose of and vote the shares
		   of Common Stock directly owned by it, which power may be
		   exercised by its investment manager, VGP, and by VGI, an
		   affiliate of VGP, which provides managerial services to VGEIII.
		   Viking Global Equities III Ltd. (a Cayman Islands exempted
		   company) invests substantially all of its assets through VGEIII.

      I.  VLFM
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

                   VLFM has the authority to dispose of and vote the
		   shares of Common Stock directly owned by it, which power may
		   be exercised by its investment manager, VLFGP, and by VGI,
		   an affiliate of VLFGP, which provides managerial services
                   to VLFM. Viking Long Fund LP (a Delaware limited partnership)
		   and Viking Long Fund III Ltd. (a Cayman Islands exempted
		   company), through its investment in Viking Long Fund Intermediate
		   LP (a Cayman Islands limited partnership), invest substantially
		   all of their assets through VLFM.

      J.  Opportunities Fund
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

		   Opportunities Fund has the authority to dispose of and vote the
		   shares of Common Stock directly owned by it, which power may
		   be exercised by its general partner, Opportunities Portfolio GP,
		   and by VGI, an affiliate of Opportunities Portfolio GP, which provides
		   managerial services to Opportunities Fund. Viking Global Opportunities LP
		   (a Delaware limited partnership) and Viking Global Opportunities III LP
		   (a Cayman Islands exempted limited partnership), through its investment
		   in Viking Global Opportunities Intermediate LP (a Cayman Islands
		   exempted limited partnership), invest substantially all of their
		   assets in Viking Global Opportunities Master LP (a Cayman Islands
		   exempted limited partnership), which in turn invests through
		   Opportunities Fund.

Schedule 13G/A                                                     PAGE 19 of 21

CUSIP No. 16411R208

       K.  O. Andreas Halvorsen, David C. Ott and Daniel S. Sundheim
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

		  Messrs. Halvorsen, Ott and Sundheim, as
		  Executive Committee Members of Viking Global Partners LLC,
		  general partner of VGI ("VGPL"), VGP, VLFGP and Opportunities GP,
		  have shared authority to dispose of and vote the shares of
		  Common Stock beneficially owned by VGI, VGP, VLFGP and Opportunities GP.
		  None of Messrs. Halvorsen, Ott and Sundheim directly
		  owns any shares of Common Stock.

		  Based on Rule 13d-3 of the Act, each may be deemed to beneficially
		  own the shares of Common Stock directly held by VGE, VGE II,
		  VGEIII, VLFM and Opportunities Fund.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
	  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
	  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
	  Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                                     PAGE 20 of 21

CUSIP No. 16411R208

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2017

			/s/ O. ANDREAS HALVORSEN
                        By: O. Andreas Halvorsen - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD.,
                        and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD., and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP

                        /s/ DAVID C. OTT
                        By: David C. Ott - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD.,
                        and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD., and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP

                        /s/ DANIEL S. SUNDHEIM
                        By: Daniel S. Sundheim - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD.,
                        and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD., and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP

Schedule 13G/A                                                     PAGE 21 of 21

CUSIP No. 16411R208

EXHIBIT A - JOINT FILING AGREEMENT

	This joint filing agreement is made and entered into as of this 14th day of February, 2017, by and among Viking Global Investors LP, Viking Global Performance LLC, Viking Global Equities LP, Viking Global Equities II LP, VGE III Portfolio Ltd., Viking Long Fund GP LLC, Viking Long Fund Master Ltd., Viking Global Opportunities GP LLC, Viking Global Opportunities Portfolio GP LLC, Viking Global Opportunities Liquid Portfolio Sub-Master LP, O. Andreas Halvorsen, David C. Ott and Daniel S. Sundheim.

	The parties hereby agree to jointly prepare and file a Schedule 13G with respect to Cheniere Energy, Inc., as well as any amendments thereto, pursuant to the Securities Exchange Act of 1934, as amended.

	IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

Dated: February 14, 2017

			/s/ O. ANDREAS HALVORSEN
                        By: O. Andreas Halvorsen - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD.,
                        and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD., and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP

                        /s/ DAVID C. OTT
                        By: David C. Ott - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD.,
                        and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD., and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP

                        /s/ DANIEL S. SUNDHEIM
                        By: Daniel S. Sundheim - individually and
                        as an Executive Committee Member of
                        VIKING GLOBAL PERFORMANCE LLC, on behalf
                        of itself and VIKING GLOBAL EQUITIES LP,
                        VIKING GLOBAL EQUITIES II LP and VGE III PORTFOLIO LTD.,
                        and as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP, and as
			an Executive Committee Member of
			VIKING LONG FUND GP LLC, on behalf of itself
                        and VIKING LONG FUND MASTER LTD., and as
			an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC and
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP